Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 11, 2004 relating to the financial statements of Advance America, Cash Advance Centers, Inc., which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Spartanburg, SC

August 12, 2004